Exhibit (a)(10.1)

Positive Momentum Across TRW's Businesses Implies Favorable Performance

125
115
105
95
85
75
Indexed Price
15-Feb-2002
22-Feb-2002
01-Mar-2002
08-Mar-2002
15-Mar-2002
22-Mar-2002
29-Mar-2002
Daily from 15-Feb-2002 to 2-Apr-2002
U.S. Automotive Composite(1) +16%
U.S. Aerospace Composite(2) +8%
✓ TRW's stock closed at $45.04 on 15-Feb-2002, the last trading day prior to public announcement of David Cote's resignation
✓ If TRW's stock had tracked its peer composites since that date, the stock price today would be approximately $51/share(3)

Note: Composites exclude TRW and NOC.

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Positive Momentum Across TRW’s
Businesses Implies Favorable Performance

[LINE CHART]

	Indexed Price
	U.S. Aerospace	U.S. Automotive
	Composite(2)	Composite(1)
Date	+8%	+16%

2/15/02	100	100

2/18/02	100	100

2/19/02	97	100

2/20/02	100	102

2/21/02	100	103

2/22/02	99	104

2/25/02	101	108

2/26/02	100	110

2/27/02	102	110

2/28/02	102	109

3/01/02	104	112

3/04/02	106	117

3/05/02	104	114

3/06/02	107	116

3/07/02	105	118

3/08/02	103	118

3/11/02	105	119

3/12/02	104	120

3/13/02	104	118

3/14/02	104	118

3/15/02	105	118

3/18/02	105	118

3/19/02	106	118

3/20/02	105	117

3/21/02	105	114

3/22/02	103	113

3/25/02	102	110

3/26/02	103	113

3/27/02	105	116

3/28/02	106	118

3/29/02	106	118

4/01/02	108	116

4/02/02	108	116

•	TRW’s stock closed at $45.04 on 15-Feb-2002, the last trading day prior to public announcement of David Cote’s resignation

•	If TRW’s stock had tracked its peer composites since that date, the stock price today would be approximately $51/share(3)

Note: Composites exclude TRW and NOC.

(1)	U.S. Automotive Composite includes ArvinMeritor, Borg-Warner, Dana, Delphi, Lear, Magna and Visteon.

(2)	U.S. Aerospace Composite includes Boeing, General Dynamics, Harris, L-3, Lockheed Martin, and Raytheon.

(3)	Based on a blended peer composite return of 13%, calculated by the respective EBITDA contribution of TRW’s automotive and aerospace businesses.

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